LONG-TERM INCENTIVE COMPENSATION AWARD AGREEMENT
This Long-Term Incentive Compensation Award Agreement (this “Agreement”), entered into on June 12, 2017, is made by and between, on the one hand, Craig Rogerson (the “Executive”), and on the other hand, Hexion Inc., a New Jersey corporation (the “Company”).
RECITALS
A.    The Executive, the Company, and Hexion Holdings LLC, a Delaware limited liability company and the ultimate indirect parent of the Company (the “Parent”), have entered into that certain employment agreement dated as of June 12, 2017 (the “Employment Agreement”).
B.    Section 3(c) of the Employment Agreement contemplates the grant of a long-term incentive compensation award to the Executive in accordance with the terms of a Long-Term Incentive Compensation Award Agreement.
C.     This Agreement is intended to set forth the terms and conditions of the Executive’s long-term incentive compensation award as contemplated by the Employment Agreement.
D.    Capitalized terms used, but not defined, herein shall have the meanings given to them in the Employment Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Long-Term Incentive Compensation Award.

(a)During the Term, on the next regular payroll date of the Company following any distribution of cash or property by Parent to one or more of its members (each, a “Parent Distribution”), the Company shall pay to the Executive a cash bonus equal to 7.5% of the amount of such Parent Distribution.

(b)Except if the Term ends pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iii), or 4(a)(vi) of the Employment Agreement, on each anniversary of the last day of the Term that occurs prior to a Change in Control or a Deemed Termination for Cause, the Company shall pay to the Executive a cash bonus amount equal to 7.5% of the aggregate amount of Parent Distributions made during the preceding twelve (12) months.

(c)Upon the occurrence of a Change in Control, other than a Change in Control that occurs following a termination of the Term pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iii), or 4(a)(vi) of the Employment Agreement or following a Deemed Termination for Cause, the Company shall pay to the Executive a cash bonus amount equal to the sum of (x) 7.5% of the aggregate amount of Parent Distributions made since the last cash bonus payment to the Executive, if any, pursuant to Section 1

(a) or 1(b) above, plus (y) 7.5% of the aggregate amount of Change in Control proceeds available for Parent Distribution (net of transaction costs and expenses), as determined by the Board in good faith.

(d)In no event shall the aggregate amount of cash bonuses payable to the Executive pursuant to this Agreement exceed $100 million. For the avoidance of doubt, the Executive’s rights, and the Company’s obligations, pursuant to Section 1(b) and 1(c) above shall survive the expiration of the Term as required to give effect to such provisions.

(e)As used herein, the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, in either case within the meaning of Section 409A of the Code.

2.Section 409A of the Code.

(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 2(a) does not create an obligation on the part of the Company to modify this Agreement in a manner that would alter the economic agreement intended by the parties and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement, (i) no amount payable pursuant to this Agreement that constitutes “deferred compensation” subject to Section 409A of the Code that is payable upon a termination of employment hereunder shall be paid unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A of the Code) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) and (B) the date of the Executive’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 2(b) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; and (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

3.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death during or following a termination of his employment, all unpaid amounts otherwise due the Executive shall be paid to his estate.

4.Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

5.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address that any party hereto shall have specified by notice in writing to the other party hereto):

(a)If to the Company:
Hexion, Inc.
180 East Broad Street
Columbus, Ohio 43215
Attention: General Counsel

and a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 757-3990
Attention: Lawrence I. Witdorchic

(b)If to the Executive, at his most recent address on the payroll records of the Company.

7.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.Entire Agreement. The terms of this Agreement (together with the Employment Agreement and any other agreements and instruments contemplated thereby or referred to therein) is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

10.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

11.Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e)

“herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

12.Dispute Resolution. The parties agree that any suit, action, or proceeding brought by or against such party in connection with this Agreement shall be brought solely in any state or federal court within the State of Delaware. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. In the event of any dispute between the Company and the Executive (including, but not limited to, under or with respect to this Agreement), subject to the Executive prevailing on at least one material claim or issue asserted in such dispute, the Company shall reimburse the Executive for all attorneys’ fees and other litigation costs incurred by the Executive in connection with such dispute. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

13.Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

14.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

15.Employee Representations. The Executive represents, warrants, and covenants that (i) that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment, (ii) the Executive has the full right, authority, and capacity to enter into this Agreement and to perform his obligations hereunder, (iii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

The parties have executed this Agreement as of the date first written above.

HEXION INC.

By:	/s/ John P. Auletto
John P. Auletto
Executive Vice President, Human Resources

EXECUTIVE

/s/ Craig A. Rogerson
Craig A. Rogerson

[Signature Page to Rogerson Long-Term Incentive Compensation Award Agreement]